State of Delaware
Secretary of State
Division of Corporations
Delivered 11:01 AM 03/27/2007
FILED 11:01 AM 03/27/2007
SRV 070365336 - 2688259 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF VIANET TECHNOLOGY GROUP, LTD.

The corporation organized and existing under and by the virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Vianet Technology Group, Ltd., resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "First" so that, as amended, the Article shall be and read as follows:

The name of the Company shall be ONCOLOGY MED, INC.

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth" so that, as amended, the Article shall be and read as follows:

The issued and outstanding shares of the company shall be TWO HUNDRED MILLION (200,000,000) shares at par value $ .001.

The authorized number of preferred shares of the company shall be TEN MILLION (10,000,000) shares. The conversion rate of the preferred shares of the company into common shares of the company shall be 45 for 1.

SECOND: That thereafter, pursuant to the resolutions of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 27th day of March, 2007.

By Charles Cifarelli
CHARLES CIFARELLI
President

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:04 PM 01/10/2007
FILED 04:04 PM 01/10/2007
SRV 070031608 - 2688259 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF
UTTI CORPORATION

The corporation organized and existing under and by the virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That a meeting of the Board of Directors of UTTI CORPORATION, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "First" so that, as amended, said the Article shall be and read as follows:

The name of the Company shall be VIANET TECHNOLOGY GROUP, LTD.

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth" so that, as amended, said the Article shall be and read as follows:

The issued and outstanding shares of the company be subject to reverse split in the ratio of 1 for 350. The authorized number of common shares for said company shall be TWO HUNDRED MILLION (200,000,000) shares at $.001 par value.

The authorized number of preferred shares for said company shall be TEN MILLION (10,000,000) shares at 1.50 par value. The conversion rate of preferred shares of the company into common shares of the company shall be 13 for 1.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as acquired by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 4th day of January, 2007.

By: [signature]
President

David Zanardi

State of Delaware

Office of the Secretary of State

I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "UNITECH INDUSTRIES, INC.", CHANGING ITS NAME FROM "UNITECH INDUSTRIES, INC." TO "UTTI CORPORATION", FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF JANUARY, A.D. 1999, AT 6 O'CLOCK P.M.

Edward J. Freel, Secretary of State

2688259 8100

991036584

AUTHENTICATION: 9547856

DATE: 01-28-99

Certificate of Amendment
of
Certificate of Incorporation

Unitech Industries, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Unitech Industries, Inc. on January 11, 1999, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling for solicitation of the consent of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof titled "First" so that, as amended said Article shall be and read as follows:

"The name of the corporation is: UTTI Corporation"

SECOND: That thereafter, pursuant to Section 228 of the General Corporation law of the state of Delaware the necessary number of shares as required under the Certificate of Incorporation were voted in favor of the amendment by written consent of the shareholders of the corporation.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Unitech Industries, Inc. has caused this certificate to be signed by Gerald C. Bellis, its authorized officer, this 12th day of January, 1999.

By: [signature]
Gerald C. Bellis
TITLE: CEO and President

CERTIFICATE OF INCORPORATION
OF
UNITECH INDUSTRIES, INC.

The undersigned, desiring to form a corporation for profit under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the corporation is **UNITECH INDUSTRIES, INC.**

SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The Registered Agent at such address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: A. The total number of shares which the corporation is authorized to issues is Forty Million (40,000,000), and they shall be classified as follows: (i) Thirty Million (30,000,000) of such shares shall be designated as "Common Stock", with a par value of $.001 per share; and (ii) Ten Million (10,000,000) of such shares shall be "Preferred Stock" with a par value of $1.50 per share. The Corporation shall not issue an non-voting equity securities.

B. The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of Preferred Stock in one or more series, with such voting powers, full or limited (including, without limitation, more than one vote, less than one vote or one vote per share and the ability to vote separately as a class or together with all or some of the other classes or series of capital stock on all or certain of the matters to be voted on by the stockholders of the Corporation), and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, including, but not limited to, the following:

(a) the designation and number of shares constituting such services;

(b) the dividend rate or rates of such series, if any, or the manner of determining such rate or rates, if any, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock and whether such dividends shall be cumulative or non-cumulative, and if cumulative, from which date or dates;

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 05:30 PM 12/16/1996
960370115 - 2688259

(c) whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(d) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series;

(e) whether the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation, and, if provision be made for conversion or exchange, the time, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

(f) the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise, and if so entitled, the number of votes to which such holder is entitled, with respect to the election of directors or otherwise;

(g) the restrictions, if any, on the issue or reissue of any additional series of Preferred Stock; and

(h) the rights, if any, of the holders of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up.

C. Subject to any limitations or restrictions stated in the resolution or resolutions of the Board of Directors originally fixing the number of shares constituting a series, the Board of Directors may by resolution or resolutions likewise adopted increase or decrease (but not below the number of shares of the series then outstanding) the number or shares of the series subsequent to the issue of that series, and in case the number of shares of any series shall be so decreased the shares constituting the decrease shall resume that status which they had Prior to the adoption of the resolution originally fixing the number of shares.

D. The express terms of the Preferred Shares shall be as follows:

Express Terms of Series A Preferred Shares

1. Designation and Amount. The shares of such series shall be designated as "Series A Preferred Stock", par value $1.50 per share (hereinafter referred to as the "Series A Preferred"), and the number of shares constituting such series shall be 4,500,000.

2. Voting Rights. The holders of Series A Preferred shall have the following voting rights:

2.1 One Class Voting. Except as otherwise provided herein or required by law, the holders of shares of Series A Preferred, and of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

2.2 Separate Class Voting. The Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of the Series A Preferred voting as a separate class:

(a) alter or change any rights, privileges or preferences of the Series A Preferred;

(b) increase or decrease the authorized number of shares of Series A Preferred;

(c) authorize, issue or create (by reclassification or otherwise) shares of any class or series of stock equal in priority to or having any preference over the Series A Preferred with respect to dividends or liquidation payments;

(d) amend or waive any provision of the Amended Certificate or Bylaws of the Corporation relative to the Series A Preferred;

(e) authorize or approve any liquidation or dissolution of the Corporation;

(f) authorize or approve any merger or consolidation of the Corporation; or

(g) authorize or approve any sale or transfer of all or substantially all of the assets of the Corporation.

2.3 Election of Directors. In any election of directors held on or before December 31, 1997, the holders of the outstanding shares of Series A Preferred, voting as a separate class, shall be entitled to elect one member of the Board of Directors of the corporation.

2.4 Number of Votes. Each share of Series A Preferred issued and outstanding shall have that number of votes equal to the number of shares of Common Stock into which each share of Series A Preferred is convertible which shall be calculated in accordance with the formula set forth in Section 5 hereof, as of the record date set by the Board of Directors for the determination of any

holders of any class of securities entitled to vote on such matter. Fractional shares shall not, be permitted, however, and any fractional voting rights resulting from this formula (after aggregating all shares of Common Stock into which shares of Series A Preferred held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

3. Cash Dividends. Except as otherwise specifically provided herein, the holders of shares of Series A Preferred shall not be entitled to any cash dividend. Notwithstanding the foregoing, in the event that the corporation declares a cash dividend with respect to the Common Shares, the holders of shares of Series A Preferred shall be entitled to a dividend in equal amount and payable on the same terms and conditions as the dividend declared on Common Shares.

4. Reacquired Shares. Any shares of Series A Preferred purchased or otherwise acquired by a the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of the Corporation's Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

5. Conversion

5.1 Right to Convert. From and at any time after December 31, 1998, the holders of the Series A Preferred shall have the right, at their option, to convert any number of shares of Series A Preferred into shares of Common Stock, in accordance with the procedures and subject to the terms and conditions, as set forth in this Section 5.

5.2 Conversion Ratio. Each share of Series A Preferred to be converted shall be convertible at the office of the transfer agent of the Corporation, as designated from time to time by the Corporation (the "Transfer Agent"), and at such other office or offices, if any, as the Board of Directors of the Corporation may designate, into an equal number of fully paid and nonassessable shares of Common Stock (the "Conversion Ratio").

5.3 Conversion Notice. In order to convert shares of the Series A Preferred, the holder thereof shall deliver to the Corporation's Transfer Agent a notice of intention to convert such shares and dividends together with the certificate or certificates for the Series A Preferred to be converted, duly endorsed to the Corporation or in blank, or with stock power(s) attached. Shares of the Series A Preferred shall be deemed to have been converted on the day on which notice of intention to convert (including all required accompanying

materials as set forth above) was delivered to the Transfer Agent (the "Conversion Date") and the person or persons entitled to receive the Common Stock at such time. As promptly as practicable on or after the Conversion Date, the Corporation's Transfer Agent shall issue and deliver to the record holder or holders of such Series A Preferred a certificate or certificates for the number of shares of Common Stock issuable upon such conversion, together with cash in lieu of any fraction of share, as hereinafter provided, to the person or persons entitled to receive the same.

5.4 Adjustments to Conversion Ratio. The Conversion Ration shall be subject to adjustment from time to time as follows:

(a) In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividends or otherwise, into a greater number of shares of Common Stock, the Conversion Ratio then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Ratio then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(b) In the event that the Corporation from time to time makes or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution (excluding any repurchases of securities by the Corporation not made on a pro rata basis from all holders of any class of the Corporation's securities) payable in property or in securities of the Corporation other than shares of Common Stock, and other than as otherwise adjusted in this Section 5 or as provided in Section 3, then and in each such event the holders of Series A Preferred shall receive at the time of such distribution, the amount of property or the number of securities of the Corporation that they would have received had their Series A Preferred been converted into Common Stock on the date of such event.

(c) Except as provided in this Section 5, upon any liquidation, dissolution or winding up of the Corporation, if the Common Stock issuable upon conversion of the Series A Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or

combination of shares provided for above), each share of Series A Preferred shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon such conversion shall have been entitled upon such reorganization or reclassification. In any such event, effective provision shall be made, in the certificate or articles of incorporation of the resulting or surviving corporation or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the Series A Preferred shall thereafter be applicable to any such other shares of stock, other securities, cash or property deliverable upon conversion of the shares of the Series A Preferred remaining outstanding or other convertible stock or securities received by the holders in place thereof, and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, other securities, cash or property as the holders of the Series A Preferred remaining outstanding, or other convertible stock or securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provision for the protection of the conversion right as above provided.

(d) The Corporation will not, by amendment of this Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against impairment.

(e) No adjustment in the number of shares of Common Stock into which the shares of Series A Preferred are convertible shall be required unless such adjustment would require an increase or decrease of at least 1/10th of a share; provided, however, that any adjustment which by reason hereof is not required to be made shall be carried forward and taken into account in any subsequent adjustment.

5.5 Notice of Adjustment. Whenever any adjustment is required to be made as provided in Section 5.4, the Corporation shall promptly notify each

record holder of Series A Preferred thereof, describing in reasonable detail the adjustment and method of calculation used.

5.6 Reservation of Shares. The Corporation shall at all times reserve and keep available free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Series A Preferred, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Series A Preferred then outstanding.

5.7 Fractional Shares. In the sole discretion of the Corporation, instead of any fraction of a share which would otherwise be issuable upon conversion of shares of the Series A Preferred or accrued dividends, or interest thereon, the Corporation may pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market value per share of Common Stock at the close of business on the date of conversion.

6. Liquidation, Dissolution or Winding Up. Subject to the superior rights of the holders of any class or series of Preferred Stock ranking superior to the Series A Preferred with respect to any liquidation, dissolution or winding up of the Corporation:

6.1 Liquidation Preference. Upon any voluntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to payment of dividends or with respect to distributions upon liquidation, dissolution or winding up) to the Series A Preferred unless, prior thereto, the holders of Series A Preferred shall have received an amount equal to One and 50/100 Dollars ($1.50) for each share of Series A Preferred (the "Series A Preferred Liquidation Preference"). Following the payment of the full amount of the Series A Preferred Liquidation Preference, no additional distributions shall be made to the holders of Series A Preferred.

6.2 Partial Distribution. In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Preferred Liquidation Preference and the liquidation preferences of any other classes and/or series of Preferred Stock, if any, which rank on a parity with the Series A Preferred, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

7. Consolidation, Merger, and Sale of Assets. In the event of any consolidation or merger of the Corporation with or into another corporation, or of any sale or conveyance to another corporation of all or substantially all the property of the Corporation, in any of which transactions the holders of Common Stock receive shares of stock, other securities, cash or property receivable upon such consolidation, merger,

sale or conveyance other than Common Stock, each holder of Series A Preferred then outstanding and thereafter remaining outstanding shall have the right to convert each share of Series A Preferred held by him into the kind and amount of shares of stock, other securities, cash or property receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such share of Series A Preferred could have been converted immediately prior to the record date applicable to such consolidation, merger, sale or conveyance, and shall have no other conversion rights. In any such event, effective provision shall be made, in the certificate of incorporation of the resulting or surviving corporation or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the holders of the Series A Preferred shall thereafter be applicable to any such other shares of stock, other securities, cash or property deliverable upon conversion of the shares of the Series A Preferred remaining outstanding or other convertible stock or securities received by the holders in place thereof, and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, other securities, cash or property as the holders of the Series A Preferred remaining outstanding, or other convertible stock or securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provision for the protection of the conversion rights as above provided.

8. Optional Redemption.

8.1 Optional Redemption Right. Unless previously converted, prior to December 31, 1997, all or any portion of the Series A Preferred may be redeemed on a pro rata basis by the Corporation at its election from the holders of such Series A Preferred at any time and from time to time.

8.2 Optional Redemption Notice. Before redeeming the Series A Preferred as provided in Section 8.1, the Corporation shall mail by certified or registered mail to each record holder thereof at least thirty (30) days prior to the Optional Redemption Date (as defined below), at the address shown on the Corporation's records, a written notice (an "Optional Redemption Notice") stating:

(a) the number of shares of Series A Preferred held by such holder which the Corporation proposes to redeem;

(b) the price at which such shares may be redeemed, which shall be an amount equal to Two and 50/100 Dollars ($2.50) for each share of Series A (the " Optional Redemption Price");

(c) the date on which the Corporation will pay the Optional Redemption Price (the " Optional Redemption Date"); and

(d) the place at which the shares of Series A Preferred to be redeemed must be surrendered in exchange for the Optional Redemption Price.

8.3 Tender of Shares. Each holder of shares of the Series A Preferred to whom an Optional Redemption Notice is mailed shall be entitled to receive in cash on the Optional Redemption Date the full Optional Redemption Price for each share of Series A Preferred to be redeemed upon surrender by such holder at the place designated in such Optional Redemption Notice of the certificate representing such Series A Preferred duly endorsed in blank or accompanied by an appropriate form of assignment duly endorsed in blank with signature guaranteed. In case less than the total number of securities represented by any certificate are redeemed on the Optional Redemption Rate, a new certificate representing the number of unredeemed securities will be issued to the holder thereof without cost to the holder. If the Corporation fails to pay the Optional Redemption Price on the Optional Redemption Date for any reason other than the failure of a holder to surrender his Series A Preferred certificate as required, then the Optional Redemption Date shall be the date on which the Corporation actually pays the Optional Redemption Price. All rights arising hereunder, other than the right to receive the Optional Redemption Price, shall terminate on the Optional Redemption Date.

8.4 Partial Redemption. If the Corporation shall pay less than the aggregate redemption price due on such date for all shares of all series of Preferred Stock being redeemed having the same priority on liquidation as the Series A Preferred, then shares shall be redeemed from, and payment shall be distributed among, the holders of the shares of all such series on the same pro rata basis that such holders would share in payments of the aggregate redemption price due on such date for all shares of Preferred Stock being redeemed.

9. Mandatory Redemption.

9.1 Mandatory Redemption Right. Unless previously converted, the Series A Preferred shall be redeemed by the Corporation from the holders of such Series A Preferred in amounts as follows: up to Three Hundred Thirty-Three Thousand Three Hundred Thirty-Four (333,334) shares on each of (i) June 30, 1997, (ii) December 31, 1997, (iii) June 30, 1998, and (iii) December 31, 1998. If less than 333,334 shares are tendered for redemption on any mandatory redemption date, the corporation's redemption obligation lapses with respect to the difference between 333,334 and the number of shares actually tendered for redemption.

9.2 Mandatory Redemption Notice. Before redeeming the Series A Preferred as provided in Section 9.1, the Corporation shall mail by certified or registered mail to each record holder thereof at least thirty (30) days prior to the Mandatory Redemption Date (as defined below), at the address shown on the Corporation's records, a written notice (an "Mandatory Redemption Notice") stating:

(a) the aggregate number of Series A Preferred Shares which the Corporation proposes to redeem, which shall be the applicable amount set forth in Section 9.1;

(b) the price at which such shares may be redeemed, which shall be an amount equal to One and 50/100 Dollars ($1.50) for each Series A Preferred Share redeemed (the " Mandatory Redemption Price");

(c) the date on which the Corporation will pay the Mandatory Redemption Price (the " Mandatory Redemption Date"); and

(d) the place at which the shares of Series A Preferred to be redeemed must be surrendered in exchange for the Mandatory Redemption Price.

9.3 Tender of Shares. Each holder of shares of the Series A Preferred to whom a Mandatory Redemption Notice is mailed shall be entitled to receive in cash on the Mandatory Redemption Date the full Mandatory Redemption Price for each share of Series A Preferred to be redeemed upon (i) surrender by such holder at the place designated in such Mandatory Redemption Notice of the certificate(s) representing the Series A Preferred Shares which such holder proposes to have redeemed duly endorsed in blank or accompanied by an appropriate form of assignment duly endorsed in blank with signature guaranteed, and delivery of an accompanying notice to the Corporation advising the Corporation of the maximum number of Series A Preferred Shares which such holder proposes to redeem. In the event that holders elect on any Mandatory Redemption Date to redeem more than an aggregate of Three Hundred Thirty-Three Thousand Three Hundred Thirty-Four (333,334) shares, the shares submitted for redemption shall be redeemed by the Corporation on a pro rata basis. In case less than the total number of securities represented by any certificate are redeemed on any Mandatory Redemption Rate, a new certificate representing the number of unredeemed securities will be issued to the holder thereof without cost to the holder.

9.4 Failure to Redeem. If the Corporation fails to pay the Mandatory Redemption Price on the Mandatory Redemption Date for any reason other than the failure of a holder to surrender his Series A Preferred certificate as required, then, until such time as the Corporation pays the Mandatory Redemption Price, each holder of Series A Preferred Shares may elect, by notice to the Corporation in the manner specified in Section 5.3, to (i) demand immediate redemption of the entire balance of Series A Preferred Shares held by such holder, or (ii) convert any of such holder's Series A Preferred Shares into shares of Common Stock, in the manner prescribed in Section 5 and notwithstanding the date otherwise provided in Section 5.1. If the Corporation pays the Mandatory Redemption Price prior to its receipt of such a redemption or conversion notice, the notice shall have no force and effect and the Mandatory Redemption Date shall be the date on which the Corporation actually pays the Mandatory Redemption Price. All rights arising hereunder, other than the right to receive the Mandatory Redemption Price, shall terminate on the Mandatory Redemption Date.

9.5 Partial Redemption. If the Corporation shall pay less than the aggregate Mandatory Redemption Price due on such date for all shares of all series of Preferred Stock being redeemed having the same priority on liquidation as the Series A Preferred, then shares shall be redeemed from, and payment shall be distributed among, the holders of the shares of all such series on the same pro rata basis that such holders would share in payments of the aggregate Mandatory Redemption Price due on such date for all shares of Preferred Stock being redeemed.

10. Other Notices. If at any time:

(a) The Corporation shall declare any dividend on the Common Stock payable in shares of capital stock of the Corporation, cash or other property; or

(b) The Corporation shall authorize the issue of any options, warrants or rights pro rata to all holders of Common Stock entitling them to subscribe for or purchase any shares of stock of the Corporation or to receive any other rights; or

(c) The Corporation shall authorize the distribution pro rata to all holders of Common Stock of a cash dividend payable otherwise than out of earnings of surplus legally available therefor under the laws of the State of Delaware, shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other

persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock); or

(d) There shall occur any reclassification of the Common Stock, or any consolidation or merger of the Corporation with or into another Corporation or a sale, conveyance or other disposition to another entity of all or substantially all of the properties of the Corporation; or

(e) There shall occur the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

then, and in each of such cases, the Corporation shall deliver to each holder of Series A Preferred at its last address appearing on the books of the Corporation as promptly as practicable but in any event at least twenty (20) days prior to the applicable record date (or determination date) mentioned below, a notice stating, to the extent such information is available, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (ii) the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up."

FIFTH: A. Until January 31, 1999, (a) any attempted sale, transfer, assignment, conveyance, grant, pledge, gift or other disposition of any share or shares of stock of the Corporation, within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the "Tax Code"), or any option or right to purchase such stock, as defined in the Treasury Regulations under Section 382 of the Tax Code, to any person or entity (or group of persons or entities acting in concert) who either directly or indirectly owns or would be treated as owning, or whose shares are or would be attributed to any person or entity who directly or indirectly owns or would be treated as owning, in either case prior to the purported transfer and after giving effect to the applicable attribution rules of the Tax Code and applicable Treasury Regulations, five percent (5%) or more of the value of the outstanding stock of the Corporation or otherwise treated as a 5 percent (5%) shareholder (within the meaning of Section 382 of the Tax Code), regardless of the percent or the value of the stock owned, shall be void *ab initio* insofar as it purports to transfer ownership or rights in respect of such stock to the purported transferee and (b) any attempted sale, transfer, assignment, conveyance, grant, gift, pledge or other disposition of any share of stock of the Corporation (within the meaning of Section 382

of the Tax Code) or any option or right to purchase such stock, as defined in the Treasury Regulations under Section 382 of the Tax Code, to any person or entity (or group of persons or entities acting in concert) not described in clause (a) who directly would own, or whose shares would be attributed to any person or entity who directly or indirectly would own, in each case as a result of the purported transfer and after giving effect to the applicable attribution rules of the Tax Code and applicable Treasury Regulations, 5 percent (5%) or more of the value of any of the stock of the Corporation (or otherwise treated as a 5 percent (5%) shareholder within the meaning of Section 382 of the Tax Code), shall, as to that number of shares causing such person or entity to be a 5 percent (5%) shareholder, be void *ab initio* insofar as it purports to transfer ownership or rights in respect of such stock to the purported transferee; provided, however, if the Corporation either does not qualify under Section 382(l)(5) of the Tax Code or chooses to make an election under Section 382(l)(5)(H) of the Tax Code (or the applicable provision then in effect) not to have the provisions of Section 382(l)(5) of the Tax Code apply, the transfer restrictions described above in clauses (a) and (b) shall be deemed to lapse and shall have no further force or effect as of the earlier of the date the Corporation is aware that it does not qualify under Section 382(l)(5) of the Tax Code and the date of such election; provided further, however, that neither of the transfer restrictions described above in the foregoing clauses (a) or (b) shall prevent a valid transfer if (i) the transferor obtains the written approval of the Board of Directors of the Corporation and provides the Corporation with an opinion of counsel satisfactory to the Corporation that, assuming, as of the date of such opinion, the full exercise of all warrants issued by, and any options granted pursuant to any stock option plan of, the Corporation, the transfer shall not result in the application of any tax law limitation on the use of the Corporation's loss carryforwards or other tax attributes or (ii) a tender offer, within the meaning of the Securities Exchange Act of 1934, as amended, and pursuant to the rules and regulations thereof, is made by a bona fide third party purchaser to purchase at least sixty-six and two thirds percent (66 2/3%) of the issued and outstanding common stock of the Corporation and the offeror (A) agrees to effect, within ninety (90) days of the consummation of the tender offer, a back-end merger in which all non-tendering shareholders would receive the same consideration as paid in the tender offer, and (B) has received the tender of sufficient shares to effect such merger. Without limiting or restricting in any manner the effectiveness of the foregoing provisions, the Corporation may rely and shall be protected in relying on its shareholder list and stock transfer records for all purposes relating to such notices, voting, payment of dividend or other communication or distributions to its shareholders.

B. In the absence of special approval by the Board of Directors, a purported transfer of shares in excess of the shares that can be transferred pursuant to this Article Fifth (the "Prohibited Shares") to the purported acquiror (the "Purported Acquiror") is not effective to transfer ownership of such Prohibited Shares. On demand by the Corporation, which demand must be made within thirty (30) days of the time the Corporation learns of the transfer of the Prohibited Shares, a Purported Acquiror must transfer any certificate or other evidence of ownership of the Prohibited Shares within the Purported Acquiror's possession or control, together with any dividends or other distributions ("Distributions") that were received by the Purported Acquiror from the Corporation with respect to the Prohibited Shares, to an

agent designated by the Corporation (the "Agent"). The Agent will sell the Prohibited Shares (or the fair market value of the Prohibited Shares at the time of any attempted transfer to the Purported Acquiror by gift, inheritance, or a similar transfer). If the Purported Acquiror has resold the Prohibited Shares prior to receiving the Corporation's demand to surrender the Prohibited Shares to the Agent, the Purported Acquiror shall be deemed to have sold the Prohibited Shares as an Agent for the initial transferor, and shall be required to transfer to the Agent any proceeds of such sale and any Distributions.

C. If the initial transferor can be identified, the Agent will pay to it any sales proceeds in excess of those due to the Purported Acquiror, together with any distributions received by the Agent. If the initial transferor cannot be identified within ninety (90) days of receipt of such sales proceeds, if any, the Agent may pay any such amounts to a charity of its choosing. In no event shall amounts paid to the Agent inure to the benefit of the Corporation of the Agent, but such amounts may be used to cover expenses of the Agent in attempting to identify the initial transferor. If the Purported Acquiror fails to surrender the Prohibited Shares within the next thirty (30) business days from the demand by the Corporation, then the Corporation may institute legal proceedings to compel the surrender. The Corporation shall be entitled to damages, including reasonable attorneys' fees and costs, from the Purported Acquiror, on account of such purported transfer.

D. Until January 31, 1999, all certificates evidencing ownership of shares of Common Stock under the Plan shall bear a conspicuous legend on the face thereof as follows:

> **"THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS PURSUANT TO ARTICLE FIFTH OF THE CERTIFICATE OF INCORPORATION OF THE CORPORATION WHICH THE ARTICLE IS REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE."**

SIXTH: In furtherance and not in limitation of the powers conferred by the Delaware Corporation Law, the Board of Directors of the Corporation is expressly authorized to make by-laws not inconsistent with the Constitution or laws of the United States or of the State of Delaware, and not inconsistent with other provisions of this certificate of incorporation, for fixing and altering the number of its directors, for the management of its property, for the regulation and government of its affairs and for the certification and transfer of its stock, and to alter, amend or repeal the same from time to time.

SEVENTH: The name and mailing address of the incorporator is as follows:

Name: G. Christopher Meyer

Address: Squire, Sanders & Dempsey
4900 Key Tower, 127 Public Square, Cleveland, Ohio 44114

I, G. CHRISTOPHER MEYER, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 12th day of December, 1996.

G. Christopher Meyer